Exhibit 11
                        NEW YORK COMMUNITY BANCORP, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                       Three Months Ended     Six Months Ended
                                                           June 30,              June 30,
(in thousands, except per share data)                   2002      2001(1)     2002      2001(1)
-----------------------------------------------------------------------------------------------
Net income                                            $ 58,129   $ 18,695   $104,450   $ 46,339

Weighted average common shares outstanding             101,569     60,174    100,098     60,462
                                                      ========   ========   ========   ========

Earnings per common share                                $0.57      $0.31      $1.04      $0.77
                                                      ========   ========   ========   ========

Weighted average common shares outstanding             101,569     60,174    100,098     60,462

Additional dilutive shares using average market
   value for the period when utilizing the treasury
   stock method regarding stock options                  1,167      1,162      1,078        960
                                                      --------   --------   --------   --------

Total shares for diluted earnings per share            102,736     61,336    101,176     61,422
                                                      ========   ========   ========   ========

Diluted earnings per common share
   and common share equivalents                          $0.57      $0.31      $1.03      $0.75
                                                      ========   ========   ========   ========

(1) Share amounts for the year 2001 have been adjusted to reflect a 3-for-2 stock split on September 20, 2001 .


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